Exhibit 1.A.(5)(a)

       Individual Specimen Flexible Premium Variable Life Insurance Policy

===============================================================================

WESTERN RESERVE LIFE                                Home Office: Columbus, Ohio
ASSURANCE CO. OF OHIO                                    Administrative Office:
(A STOCK COMPANY)             4333 Edgewood Road, N.E.-Cedar Rapids, Iowa 52499
                                                                 (319) 398-8511

===============================================================================

IN THIS POLICY the Primary Insured is named on the Policy Schedule page. The Primary Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. of Ohio will be referred to as WE, OUR or US.

IF YOU DIE before the Maturity Date and while this Policy is In Force, WE WILL PAY the Death Benefit Proceeds to the Beneficiary upon receipt of due proof, satisfactory to Us, of Your death. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT.

IF YOU ARE ALIVE on the Maturity Date and this Policy is In Force, WE WILL PAY the Net Surrender Value as of the Maturity Date. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy.

IN WITNESS WHEREOF, We have signed this Policy at Our Office in Cedar Rapids, Iowa as of the Policy Date.


          /s/ WILLIAM H. GEIGER                        /s/ JOHN R. KENNEY
               Secretary                                     President

===============================================================================
                             RIGHT TO EXAMINE POLICY

     The Owner may cancel this Policy by returning it to Us at 4333 Edgewood Road, N.W., Cedar Rapids, Iowa 52499 or to the representative through whom it was purchased within 10 days after receipt. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

     1. The difference between the Initial Premium paid and the amount allocated to any Accounts under the Policy; plus

     2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus

     3. The value of amounts allocated to the Accounts on the date We or Our agent receive the returned Policy.

     If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.
===============================================================================

             Modified Single Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

===============================================================================
                                  POLICY GUIDE
===============================================================================

POLICY SCHEDULE.............................. 3    DEATH BENEFIT PROVISIONS....................   9
                                                     Death Benefit.............................   9
TABLE OF SURRENDER CHARGES................... 3      Specified Amount..........................   9
                                                     Limitation Percentage.....................  10
TABLE OF GUARANTEED RATES.................... 4      Death Benefit Proceeds....................  10
DEFINITIONS.................................. 5    PREMIUM PROVISIONS..........................  10
  Accounts................................... 5      Payment...................................  10
  Age........................................ 5      Premiums..................................  10
  Anniversary................................ 5      Grace Period..............................  11
  Beneficiary................................ 5
  Death Benefit Proceeds..................... 5    SEPARATE ACCOUNT PROVISIONS.................  11
  Fixed Account.............................. 5      The Separate Account......................  11
  In Force................................... 5      Subaccounts...............................  11
  Initial Premium............................ 5      Transfers.................................  12
  Loan Reserve............................... 5      Addition, Deletion or Substitution of
  Maturity Date.............................. 5        Investments.............................  12
  Monthiversary.............................. 5      Change of Investment Objective............  12
  Net Surrender Value........................ 5      Unit Value................................  13
  Office..................................... 6
  Policy Date................................ 6    POLICY VALUE PROVISIONS.....................  13
  Reallocation Date.......................... 6      Allocation of Premiums....................  13
  SEC........................................ 6      Monthly Deductions........................  14
  Separate Account........................... 6      Monthly Policy Charge.....................  14
  Series Fund(s)............................. 6      Monthly Cost of Insurance.................  14
  Subaccount................................. 6      Monthly Cost of Insurance Rates...........  14
  Termination................................ 6      Subaccount Value..........................  15
  Valuation Date............................. 6      Fixed Account Value.......................  15
  Valuation Period........................... 6      Cash Value................................  15
  Written Notice............................. 6      Surrender.................................  16
                                                     Net Surrender Value.......................  16
GENERAL PROVISIONS........................... 7      Surrender Charge..........................  16
  The Policy................................. 7      Withdrawals...............................  16
  Ownership.................................. 7      Continuation of Insurance.................  17
  Beneficiary................................ 7      Insufficient Value........................  17
  Assignment................................. 7      Basis of Computations.....................  17
  Incontestability........................... 7      Policy Loans..............................  17
  Suicide.................................... 8
  Issue Age and Sex.......................... 8
  Periodic Report............................ 8
  Termination................................ 8
  Policy Payment............................. 8
  Optional Methods of Settlement............. 8
  Payments and Transfers..................... 8
  Extended Maturity Date..................... 9
  Conversion Rights.......................... 9
  Protection of Proceeds..................... 9

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CEDAR RAPIDS, IOWA
                                 POLICY SCHEDULE
--------------------------------------------------------------------------------

PRIMARY INSURED:    John Doe

ISSUE AGE AND SEX:  35 - MALE            POLICY NUMBER:        01-12345678

SPECIFIED AMOUNT:   $204,416             POLICY DATE:          December 01, 1998

INITIAL PREMIUM:    $50,000              REALLOCATION DATE:    December 16, 1998

MATURITY DATE:      December 01, 2063    REALLOCATION ACCOUNT: Fixed Account

RATE CLASS:         Standard

SEPARATE ACCOUNT PROVISIONS

    SEPARATE ACCOUNT:                     WRL SERIES LIFE ACCOUNT

ASSET BASED CHARGES                           POLICY YEARS
-------------------
(Expressed as an Annual Percentage)         1-10           11 +
                                           ------         ------
    SEPARATE ACCOUNT CHARGES
        Daily Charge:                        .50%           .50%
        Monthly Deduction Charge:           2.00%          1.00%

    FIXED ACCOUNT CHARGES
        Monthly Deduction Charge:           2.00%          1.00%

DEFERRED SURRENDER CHARGES:  Surrender Charges are the percentage shown below times the Initial Premium.

                              ------------------------------------------------
                                           Surrender               Surrender
                              Policy Year    Charge    Policy Year   Charge
                              ------------------------------------------------
                                At Issue       9.75%
                                   1           9.75%        6        7.00%
                                   2           9.50%        7        6.00%
                                   3           9.25%        8        4.00%
                                   4           9.00%        9        2.00%
                                   5           8.00%       10+       0.00%
                              ------------------------------------------------

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CEDAR RAPIDS, IOWA
               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
-------------------------------------------------------------------------------

                           POLICY NUMBER: 01-12345678

Guaranteed Rate Basis for the Initial Specified Amount on Primary Insured

    Commissioners 1980 Standard Ordinary Tobacco User and Non Tobacco User
      Mortality Table
    Male Lives
    Tobacco User Classification

                    Annual Cost of Insurance Rates Per $1,000
        (The monthly cost of insurance calculations will use one-twelfth of these rates.)

-------------------------------------------------------------------------------
        Attained Age    Annual Rate           Attained Age     Annual Rate
-------------------------------------------------------------------------------
           35               2.63                  36               2.81
           37               3.04                  38               3.30
           39               3.60                  40               3.94
           41               4.34                  42               4.75
           43               5.22                  44               5.71
           45               6.27                  46               6.83
           47               7.44                  48               8.08
           49               8.80                  50               9.56
           51              10.44                  52              11.42
           53              12.54                  54              13.80
           55              15.14                  56              16.59
           57              18.09                  58              19.69
           59              21.35                  60              23.19
           61              25.26                  62              27.59
           63              30.23                  64              33.14
           65              36.29                  66              39.57
           67              43.01                  68              46.55
           69              50.32                  70              54.48
           71              59.09                  72              64.33
           73              70.32                  74              76.66
           75              83.77                  76              91.10
           77              98.52                  78             105.91
           79             113.49                  80             121.59
           81             130.41                  82             140.20
           83             151.03                  84             162.49
           85             174.20                  86             185.78
           87             197.06                  88             209.37
           89             221.52                  90             233.69
           91             246.12                  92             259.33
           93             276.30                  94             298.15
           95             329.96                  96             384.55
           97             480.20                  98             657.98
           99            1000.00
-------------------------------------------------------------------------------

                                                                     DEFINITIONS
===============================================================================

ACCOUNTS Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

AGE Issue Age refers to the Age on the Insured's last birthday prior to the Policy Date. Attained Age refers to the Issue Age plus the number of completed policy years.

ANNIVERSARY      The same day and month as the Policy Date for each succeeding year the Policy remains In Force.

BENEFICIARY      The person or persons specified by the Owner to receive the
                 Death Benefit Proceeds.

DEATH            The amount payable upon Your death in accordance with the
BENEFIT          Death Benefit Provisions.
PROCEEDS

FIXED ACCOUNT    Allocation option(s) other than the Separate Account.

IN               Condition under which the coverage is active and the Insured's
FORCE            life remains insured.

INITIAL          The amount which must be paid before coverage begins. The
PREMIUM          amount is shown on the Policy Schedule page.

LOAN RESERVE     A portion of the Fixed Account used as collateral for any
                 policy loan.

MATURITY         The date when coverage under the Policy will terminate if the
DATE             Primary Insured is living and the Policy is In Force, unless extended in accordance with the Extended Maturity Date provision.

MONTHIVERSARY    The day of each month coinciding with the Policy Date. If there is no day in a calendar month which coincides with the Policy
                 Date, the Monthiversary will be the first day of the next month.

NET SURRENDER    The amount payable upon surrender in accordance with the Policy
VALUE            Value Provisions of this Policy.

OFFICE Refers to Our administrative office located in Cedar Rapids, Iowa.

POLICY           The date coverage is effective and monthly deductions commence
DATE             under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule page.

REALLOCATION     The date on which any premiums are reallocated from the
DATE             Reallocation Account to the Accounts elected by the Owner on the application. The Reallocation Date is shown on the Policy Schedule page.

SEC              The United States Securities and Exchange Commission.

SEPARATE         A separate investment account shown on the Policy Schedule page
ACCOUNT          which is composed of several subaccounts established to receive and invest premiums under the Policy.

SERIES FUND(S)   Designated mutual fund(s) from which each Subaccount of the
                 Separate Account will buy shares.

SUBACCOUNT       A sub-division of the Separate Account. Each Subaccount invests exclusively in the shares of a specified Series Fund portfolio.

TERMINATION      Condition when the Insured's life is no longer insured under the coverage provided.

VALUATION DATE   Any day We are required by law to value the assets of the
                 Separate Account.

VALUATION        The period commencing at the end of one Valuation Date and
PERIOD           continuing to the end of the next succeeding Valuation Date.

WRITTEN NOTICE   Written Notice means a notice by the Owner to Us requesting or exercising a right of the Owner as provided in the Policy provision of the General Provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owner; be in a form acceptable to Us; and contain the information and documentation, as determined in Our sole discretion, necessary for Us to take the action requested, or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by Us has been received by Us at Our administrative Office.

                                                             GENERAL PROVISIONS
===============================================================================

THE POLICY       This Policy is issued in consideration of the attached
                 application and payment of the Initial Premium. This Policy and the attached application constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by Our President or Secretary.

OWNERSHIP        This Policy belongs to the Owner. The Owner, as named in the application or as subsequently changed, may exercise all rights under this Policy during Your lifetime including the right to transfer ownership. If the Owner should die during Your lifetime, ownership of this Policy will pass to the Owner's estate if no contingent owner is named.

                 We will not be bound by any change in the ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by Us. If We request, this Policy must be returned to Our administrative Office for endorsement.

BENEFICIARY      The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable at Your death. If the Beneficiary dies before You, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary or Contingent
                 Beneficiary survives You, the benefits payable upon Your death will be paid to the Owner or the Owner's estate.

                 We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment We made before the Written Notice is received. If We request, this Policy must be returned to Our Office for endorsement.

ASSIGNMENT       This Policy may be assigned. We will not be bound by any
                 assignment unless made by Written Notice. The assignment will be effective on the date the Written Notice is received at Our
                 Office and accepted by Us. We assume no responsibility for the validity of any assignment.

INCONTESTABILITY This Policy shall be incontestable after it has been In Force, while You are still alive, for two years from the Policy Date.

SUICIDE If You die by suicide, while sane or insane, within two years from the Policy Date, this Policy shall terminate and Our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid, less any loans and prior withdrawals, during such period.

ISSUE AGE        If Your date of birth or sex is not correctly stated, the death
AND SEX          benefit will be adjusted based on what the Initial Premium would have purchased based on Your correct date of birth and sex.

PERIODIC         We will send a periodic report to the Owner at least once each
REPORT           policy year. The periodic report will show:

                 1. The current Cash Value;           4. Any current policy
                 2. The current Net Surrender Value;     loans;
                 3. The current death benefit;        5. Activity since the
                                                         last report.

                 Additional activity within each Subaccount showing investment experience will also be provided. The periodic report provided nearest the end of the calendar year will show projected values for the following year.

TERMINATION      This Policy will terminate on the earliest of:

                 1. The Maturity Date;          3. The end of the grace period;
                 2. The date of Your death;     4. The date of surrender.

POLICY           All proceeds to be paid upon Termination will be paid
PAYMENT          in one sum unless an optional method of settlement is elected.
                 Instead of a single amount, the payee may elect to receive the proceeds under the terms of the next provision.

OPTIONAL METHODS At the time that any proceeds are due in a single payment, if
OF SETTLEMENT    requested in writing, We will inform the payee of all other forms of settlement including annuities, with or without life contingencies. Interest will be at an annual rate that We decide, but not less than the rate required by law.

PAYMENTS AND     All payments and transfers from the Subaccounts will be
TRANSFERS        processed as provided in this Policy unless one of the
                 following situations exists:

                 1. The New York Stock Exchange is closed; or
                 2. The SEC requires that trading be restricted or declares an emergency; or
                 3. The SEC allows Us to defer payments to protect Our
                    policyowners.

                 We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than six months.

EXTENDED         The Owner may request that the Maturity Date shown on the
MATURITY         Policy Schedule page be extended. The request must be in
DATE             writing and received by Us at least 90 days, but no more than
                 180 days, prior to the scheduled Maturity Date. The Owner must request that the Maturity Date be extended each Policy
                 Anniversary following the Maturity Date as shown on the Policy
                 Schedule page. Any Riders In Force on the scheduled Maturity
                 Date will terminate on that date and will not be extended.
                 Interest on any outstanding policy loan will continue to accrue during the period for which the Maturity Date is extended.

                 If the Maturity Date is extended, on each Valuation Date the Specified Amount will be adjusted to equal the Cash Value and the Limitation Percentage will be 100%. No additional Premium payments will be permitted except if required to prevent lapse of this Policy. Future monthly deductions will be waived.

CONVERSION       At any time upon written request within the first two policy
RIGHTS           years, the Owner may elect to transfer all Subaccount values to the Fixed Account without a transfer charge.

PROTECTION OF    Unless the Owner directs by filing Written Notice, no
PROCEEDS         Beneficiary may assign any payments under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.

                                                       DEATH BENEFIT PROVISIONS
===============================================================================

DEATH BENEFIT    The death benefit is the greater of:

                 1.  the Specified Amount; or

                 2. the Limitation Percentage times the Cash Value of this Policy on the date of Your death.

SPECIFIED AMOUNT The Specified Amount is as shown on the Policy Schedule page, adjusted for any withdrawals as provided in the Withdrawal Provision of the Policy Value Provisions.

LIMITATION       The Limitation Percentage is a percentage based on Your
PERCENTAGE       Attained Age at the beginning of the policy year equal to:

                 -------------------------------------------------------------
                 Attained Age          Limitation Percentage
                 --------------------------------------------------------------
                 40 and under          250%
                 41 through 45         250% minus 7% for each Age over Age 40
                 46 through 50         215% minus 6% for each Age over Age 45
                 51 through 55         185% minus 7% for each Age over Age 50
                 56 through 60         150% minus 4% for each Age over Age 55
                 61 through 65         130% minus 2% for each Age over Age 60
                 66 through 70         120% minus 1% for each Age over Age 65
                 71 through 75         115% minus 2% for each Age over Age 70
                 76 through 90         105%
                 91 through 94         105% minus 1% for each Age over Age 90
                 95 and over           100%

DEATH            The Death Benefit Proceeds is the amount payable by Us under
BENEFIT          this Policy upon Your death, provided this Policy has not
PROCEEDS         terminated prior to Your death. Except as provided in the
                 Suicide section of the General Provisions, the Death Benefit
                 Proceeds will be equal to:

                 1. The death benefit; minus
                 2. Any monthly deductions due during the grace period; minus
                 3. Any outstanding policy loan; minus
                 4. Any accrued policy loan interest.


PREMIUM PROVISIONS
===============================================================================

PAYMENT The Initial Premium shown on the Policy Schedule page must be paid on or before the Policy Date.

PREMIUMS While this Policy is In Force, additional premiums may be paid at any time prior to the Maturity Date shown on the Policy Schedule page. We reserve the right to limit or refund any premium if:

                 1. The amount is below Our current minimum payment requirement;
                    or
                 2. The premium would increase the death benefit by more than the amount of the premium; or
                 3. The premium would disqualify this Policy as a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

GRACE PERIOD     If the Net Surrender Value on any Monthiversary is not
                 sufficient to cover the monthly deductions on such day, We will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment. The notice will specify the minimum payment and the final date on which such payment must be received by Us to keep the Policy In
                 Force. The Policy will remain In Force during the grace period.
                 If the amount due is not received by Us within the grace period, all coverage under the Policy will terminate without value at the end of the grace period.


                                                    SEPARATE ACCOUNT PROVISIONS
===============================================================================

THE SEPARATE     The variable benefits under this Policy are provided through
ACCOUNT          the Separate Account as shown on the Policy Schedule page. The assets of the Separate Account are Our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business We may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of Our general account. The assets of the Separate
                 Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS      The Separate Account has various Subaccounts with different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding Series Fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS        The Owner may transfer all or a portion of this Policy's value in each Subaccount to other Subaccounts or the Fixed Account.
                 We reserve the right to charge a $10 fee for each transfer in excess of twelve per policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to Us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at Our Office.


ADDITION,        We reserve the right to transfer assets of the Separate
DELETION OR      Account, which We determine to be associated with the class of
SUBSTITUTION     contracts to which this Policy belongs, to another Separate
OF INVESTMENTS   Account. If this type of transfer is made, the term "Separate
                 Account", as used in this Policy, shall then mean the Separate
                 Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

                 We reserve the right, when permitted by law, to:

                 1. Deregister the Separate Account under the Investment Company
                    Act of 1940;

                 2. Manage the Separate Account under the direction of a
                    committee at any time;

                 3. Restrict or eliminate any voting privileges of owners or other persons who have voting privileges as to the Separate Account;

                 4. Combine the Separate Account or any Subaccount(s) with one or more other Separate Accounts or Subaccounts;

                 5. Operate the Separate Account as a management investment company;

                 6. Establish additional Subaccounts to invest in either a new series of the Series Fund, or in shares of another diversified, open-end registered investment company; and

                 7. Fund additional classes of variable life insurance contracts through the Separate Account.

CHANGE OF        We reserve the right to change the investment objective of a
INVESTMENT       Subaccount. If required by law or regulation, an investment
OBJECTIVE        objective of the Separate Account, or of a Series Fund
                 portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of Our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance
                 Department of the state where this Policy is delivered.

UNIT VALUE       Some of the policy values fluctuate with the investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value of each Subaccount was originally established at $10 per unit. The unit value may increase or decrease from one Valuation Period to the next.
                 Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

                 1. The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated Series Fund portfolio owned by the Subaccount times the net asset value per share; minus

                 2. A charge equal to the daily net assets of the Sub-Account multiplied by the daily equivalent of the Daily Charge. The maximum annual factor for the Daily Charge is shown on the Policy Schedule page; minus

                 3. The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by Us to be properly attributable to the Subaccount; and the result divided by

                 4.  The number of outstanding units in the Subaccount.

                 The use of the unit value in determining contract values is described in the Policy Value Provisions.

                                                         POLICY VALUE PROVISIONS
================================================================================

ALLOCATION OF    The premium will be allocated to the Accounts on the first
PREMIUM          Valuation Date on or following the date the premium is received at Our Office; except any premium or portion of premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. Any premium received prior to the Reallocation Date will be allocated to the Reallocation Account. On the first Valuation
                 Date on or following the Reallocation Date, the values in the Reallocation Account will be transferred in accordance with the Owner's current premium allocation instructions.

                 We reserve the right to limit any allocation to any Account to no less than 1%. No fractional percentages may be permitted. The allocation may be changed by the Owner. The request for change of allocations must be in a form satisfactory to Us. The allocation change will be effective on the date the request for change is recorded by Us.

MONTHLY          On the Policy Date and on each Monthiversary thereafter, a
DEDUCTIONS       monthly deduction for this Policy will be made from the
                 Policy's Cash Value in an amount equal to the sum of the following:

                 1. The Monthly Policy Charge based on the assets of the
                    Separate Account; plus
                 2. The Monthly Policy Charge based upon the assets of the Fixed
                    Account; plus
                 3. The Monthly Cost of Insurance Charge for this Policy, if any; plus 4. The Monthly Charge for benefits provided by Riders attached to this Policy, if any.

                 Deductions will be withdrawn from each Account in accordance with the Owner's current premium allocation. If the value of any Account is insufficient to pay its part of the monthly deduction, the monthly deduction will be taken on a pro rata basis from all Accounts.

MONTHLY POLICY   The Monthly Policy Charge applicable to the Separate Account is
CHARGE           equal to:

                 1. The Separate Account Monthly Deduction Charge divided by 12;
                    multiplied by
                 2. The sum of the Subaccount Values on the Valuation Date of
                    each monthly deduction.

                 The Monthly Policy Charge applicable to the Fixed Account is equal to:

                 1. The Fixed Account Monthly Deduction Charge divided by 12;
                    multiplied by
                 2. The Fixed Account value on the Valuation Date of each
                    monthly deduction, minus any outstanding loans.

                 The Separate Account and Fixed Account Monthly Deduction Charges are shown on the Policy Schedule page.

MONTHLY COST OF  We reserve the right to impose a maximum Monthly Cost of
INSURANCE        Insurance Charge. This charge may not exceed the death benefit minus the Cash Value, and the difference multiplied by the appropriate monthly cost of insurance rate.

                 Currently we do not impose this charge. Should this charge be imposed in the future, all future Deferred Surrender Charges will be waived.

MONTHLY COST     The Guaranteed Maximum Monthly cost of insurance rates are
OF INSURANCE     based on the sex, Attained Age, plan of insurance and
RATES            rating class of the person(s) insured. Any change in the
                 current cost of insurance rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates.

SUBACCOUNT       At the end of any Valuation Period, the Subaccount value is
VALUE            equal to the number of units that the Policy has in the
                 Subaccount, multiplied by the unit value of that Subaccount.

                 The number of units that the Policy has in each Subaccount is equal to:

                 1. The initial units purchased on the Policy Date; plus
                 2. Units purchased as a result of any additional premiums; plus
                 3. Units purchased through transfers from another Account;
                    minus
                 4. Those units that are redeemed to pay for monthly deductions as they are due; minus
                 5. Any units that are redeemed to pay for cash withdrawals;
                    minus
                 6. Any units that are redeemed as part of a transfer to another
                    Account.

FIXED ACCOUNT    At the end of any Valuation Period, the Fixed Account value is
VALUE            equal to:

                 1. The premiums allocated to the Fixed Account; plus
                 2. Any amounts transferred from a Subaccount to the Fixed
                    Account; plus
                 3. Total interest credited to the Fixed Account; minus
                 4. Any amounts charged to pay for monthly deductions as they are due; minus
                 5. Any amounts withdrawn from the Fixed Account to pay for cash withdrawals; minus
                 6. Any amounts transferred from the Fixed Account to a
                    Subaccount.

                 Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 3% per year. We may declare from time to time various higher current interest rates. Each payment or transfer to the Fixed Account will be credited with the current interest rate at the time of payment or transfer. In declaring any higher rates to be applied to any Fixed Account values, We may include an expense charge of up to 1% per year, however, in no event will any net effective annual interest rate be less than 3%.

                 On transfers from the Fixed Account to a Subaccount, We reserve the right to impose the following limitations:

                 1. Written Notice be received by Us within 30 days after an
                    Anniversary.
                 2. The transfer will take place on the date We receive such
                    Written Notice.
                 3. The maximum amount that may be transferred is the greater of
                    (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

                 We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after We receive such Written Notice.

CASH VALUE       At the end of any Valuation Period, the Cash Value of the
                 Policy is equal to the sum of the Subaccount values plus the Fixed Account value.

SURRENDER        While this Policy is In Force, the Owner may surrender this
                 Policy for the Net Surrender Value. Payment will usually be made within seven days of Written Notice, subject to the Policy
                 Payment section of the General Provisions.

NET SURRENDER    The Net Surrender Value is the amount payable upon surrender of
VALUE            this Policy. The Net Surrender Value as of any date is equal to:

                 1. the Cash Value as of such date; minus
                 2. any Surrender Charge as of such date; minus
                 3. any outstanding policy loan; minus
                 4. any accrued loan interest.

SURRENDER        During the first 9 policy years, a Surrender Charge will be
CHARGE           incurred upon surrender of this Policy. This charge will be based upon the Deferred Surrender Charges shown on the Policy
                 Schedule page.

WITHDRAWALS      Cash withdrawals may be made any time after the first policy year and while this Policy is In Force. Only one withdrawal is allowed during any 12 month period.

                 The maximum amount of withdrawal is:

                 1.  the Cash Value as of the date of withdrawal; minus
                 2.  the total premium paid; minus
                 3.  any outstanding policy loans plus accrued loan interest.

                 When a withdrawal is made, the Cash Value will be reduced by the amount of the withdrawal. The Specified Amount will also be reduced by an amount equal to:

                 1. the initial Specified Amount; divided by
                 2. the Initial Premium; times
                 3. the amount of the withdrawal.

                 In no event will any withdrawal reduce the Specified Amount below $1,000.

                 The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current allocation instructions. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF  Subject to the Grace Period section of the Premium Provisions,
INSURANCE        insurance coverage under this Policy will be continued In Force until the Net Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date shown on the Policy Schedule page.

INSUFFICIENT     If the Net Surrender Value on any Monthiversary is not
VALUE            sufficient to cover the monthly deductions then due, this
                 Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF         Policy values and reserves are at least equal to those required
COMPUTATIONS     by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY           During the continuance of this Policy, the Owner can borrow
LOANS            against this Policy an amount which is not greater than 90% of the Cash Value, minus:

                 1. any Surrender Charge as of such date; minus

                 2. any outstanding policy loans; minus

                 3. any accrued policy loan interest.

                 The amount of any policy loan may be limited to no less than $500, except as noted below.

                 When a loan is made, an amount equal to the loan will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.

                 The loan date is the date We process a loan request. Payment will usually be made within seven days of the date We receive proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

                 While this Policy is In Force, any loan may be repaid.

                 Interest on any loan will be at the maximum policy loan rate of 6% payable in arrears. We reserve the right to charge a lower loan rate on all or a portion of any loan. Interest is due at each Anniversary. Interest not paid when due will be added to the loan on each Anniversary.

                 At each Anniversary, We will compare the amount of the outstanding loan to the amount in the loan reserve. We will also make this comparison anytime the Owner repays all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the loan reserve, We will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, We will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, We reserve the right to require the transfer to the Fixed Account if such loans were originally transferred from the Fixed Account.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                           Home Office: Columbus, Ohio
                            4333 Edgewood Road, N.E.
                            Cedar Rapids, Iowa 52499

          -----------------------------------------------------------


                 Modified Premium Variable Life Insurance Policy
    Death Benefit Proceeds Payable at Death of Insured Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results